Exhibit 99.1

NEWS RELEASE

FINANCIAL NEWS BRIEF

October 17, 2019

For Immediate Release

Vicor Corporation Reports Results for the Third Quarter Ended September 30, 2019

Andover, MA, October 17, 2019 (GLOBE NEWSWIRE) — Vicor Corporation (NASDAQ: VICR) today reported financial results for the third quarter and nine months ended September 30, 2019. These results will be discussed later today at 5:00 p.m. Eastern Time, during management’s quarterly investor conference call. The details for the call are presented below.

Revenues for the third quarter ended September 30, 2019 totaled $70.8 million, a 9.3% decrease from $78.0 million for the corresponding period a year ago, and an 11.7% sequential increase from $63.4 million in the second quarter of 2019.

Gross margin decreased to $33.0 million for the third quarter of 2019, compared to $39.0 million for the corresponding period a year ago, but increased sequentially from $29.1 million for the second quarter of 2019. Gross margin, as a percentage of revenue, decreased to 46.6% for the third quarter of 2019, compared to 50.0% for the corresponding period a year ago, but increased from 46.0% for the second quarter of 2019.

Net income for the third quarter was $5.9 million, or $0.14 per diluted share, compared to net income of $13.0 million or $0.32 per diluted share, for the corresponding period a year ago and net income of $2.6 million, or $0.06 per diluted share, for the second quarter of 2019.

Revenues for the nine months ended September 30, 2019, decreased 8.1% to $199.9 million from $217.5 million for the corresponding period a year ago. Net income for the nine month period was $12.8 million, or $0.31 per diluted share, compared to net income of $24.8 million, or $0.61 per diluted share, for the corresponding period a year ago.

Cash and cash equivalents sequentially increased by $9.7 million to approximately $81.2 million at the end of the third quarter of 2019, from $71.5 million at the end of the second quarter of 2019. Capital expenditures for the third quarter of 2019 totaled $3.3 million, up from $2.5 million for the second quarter of 2019.

Third quarter bookings of $60.5 million compare with $91.1 million for the corresponding period a year ago and $60.2 million for the second quarter of 2019. Total backlog at the end of the third quarter of 2019 was $90.1 million, down 10.5 % from $100.7 million at the end of the second quarter of 2019, and down 12.5% from $103.0 million at the end of 2018.

Dr. Patrizio Vinciarelli, Chairman and Chief Executive Officer, commented on third quarter performance: “For the third quarter, consolidated revenue grew sequentially, largely reflecting the resumption of Advanced Products shipments for an existing hyperscaler application. In contrast, Brick Products revenue was unchanged sequentially, as domestic growth was offset by tariff-related declines in China and economic weakness in Europe.”

Dr. Vinciarelli continued, “I am pleased with the pace of design wins and breadth of customer engagements. Our Advanced Products have positioned Vicor to lead the transition to 48V in high growth segments of the datacenter and automotive markets. Bookings leading to volume production of solutions for AI acceleration, hyperscale computing, and supercomputing are expected to step up from recent levels, beginning in the fourth quarter. Longer term design wins in automotive systems and AI for Autonomous vehicles are queuing up, with initial projects scheduled for 2022 production for the 2023 model year.”

For more information on Vicor and its products, please visit the Company’s website at www.vicorpower.com.

Earnings Conference Call

Vicor will be holding its investor conference call today, Thursday, October 17, 2019 at 5:00 p.m. Eastern Time. Shareholders interested in participating in the call should call 888-339-2688 at approximately 4:50 p.m. and use the Passcode 51404993. Internet users may listen to a real-time audio broadcast of the conference call on the Investor Relations section of Vicor’s website at www.vicorpower.com. Please go to the website at least 15 minutes prior to the call to register, download and install any necessary software. For those who cannot participate in the conference call, a replay will be available, shortly after the conclusion of the call, through November 1, 2019. The replay dial-in number is 888-286-8010 and the Passcode is 70495083. In addition, a webcast replay of the conference call will also be available on the Investor Relations section of Vicor’s website at www.vicorpower.com beginning shortly after the conclusion of the call.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Any statement in this press release that is not a statement of historical fact is a forward-looking statement, and, the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “assumes,” “may,” “will,” “would,” “should,” “continue,” “prospective,” “project,” and other similar expressions identify forward-looking statements. Forward-looking statements also include statements regarding bookings, shipments, revenue, profitability, targeted markets, increase in manufacturing capacity and utilization thereof, future products and capital resources. These statements are based upon management’s current expectations and estimates as to the prospective events and circumstances that may or may not be within the company’s control and as to which there can be no assurance. Actual results could differ materially from those projected in the forward-looking statements as a result of various factors, including those economic, business, operational and financial considerations set forth in Vicor’s Annual Report on Form 10-K for the year ended December 31, 2018, under Part I, Item I — “Business,” under Part I, Item 1A — “Risk Factors,” under Part I, Item 3 — “Legal Proceedings,” and under Part II, Item 7 — “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” The risk factors set forth in the Annual Report on Form 10-K may not be exhaustive. Therefore, the information contained in the Annual Report on Form 10-K should be read together with other reports and documents filed with the Securities and Exchange Commission from time to time, including Forms 10-Q, 8-K and 10-K, which may supplement, modify, supersede or update those risk factors. Vicor does not undertake any obligation to update any forward-looking statements as a result of future events or developments.

Vicor Corporation designs, develops, manufactures and markets modular power components and complete power systems based upon a portfolio of patented technologies. Headquartered in Andover, Massachusetts, Vicor sells its products primarily to customers in the higher-performance, higher-power segments of the power systems market, including aerospace and defense electronics, enterprise and high performance computing, industrial equipment and automation, telecommunications and network infrastructure, and vehicles and transportation markets.

For further information contact:

James A. Simms, Chief Financial Officer

Voice: 978-470-2900

Facsimile: 978-749-3439

invrel@vicorpower.com

VICOR CORPORATION

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(Thousands except for per share amounts)

	QUARTER ENDED		NINE MONTHS ENDED
	(Unaudited)		(Unaudited)
	SEPT 30,	SEPT 30,	SEPT 30,	SEPT 30,
	2019	2018	2019	2018
Net revenues	$70,772	$78,035	$199,852	$217,500
Cost of revenues	37,770	39,031	106,647	112,402

Gross margin	33,002	39,004	93,205	105,098

Operating expenses:
Selling, general and administrative	15,443	15,280	45,846	46,493
Research and development	11,507	10,691	34,433	33,220
Severance and other charges	—	(10)	—	340

Total operating expenses	26,950	25,961	80,279	80,053

Income from operations	6,052	13,043	12,926	25,045

Other income (expense), net	146	232	673	618

Income before income taxes	6,198	13,275	13,599	25,663

Less: Provision for income taxes	266	227	805	724

Consolidated net income	5,932	13,048	12,794	24,939

Less: Net income (loss) attributable to noncontrolling interest	(5)	36	8	124

Net income attributable to Vicor Corporation	$5,937	$13,012	$12,786	$24,815

Net income per share attributable to Vicor Corporation:
Basic	$0.15	$0.32	$0.32	$0.62
Diluted	$0.14	$0.32	$0.31	$0.61
Shares outstanding:
Basic	40,332	40,120	40,279	39,769
Diluted	42,194	41,124	41,435	40,645

VICOR CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET

(Thousands)

	SEPT 30,	DEC 31,
	2019	2018
	(Unaudited)	(Unaudited)
Assets

Current assets:
Cash and cash equivalents	$81,229	$70,557
Accounts receivable, net	39,987	43,673
Inventories, net	49,688	47,370
Other current assets	5,114	3,460

Total current assets	176,018	165,060

Long-term deferred tax assets	241	265
Long-term investment, net	2,576	2,526
Property, plant and equipment, net	56,336	50,432
Other assets	2,739	2,785

Total assets	$237,910	$221,068

Liabilities and Equity

Current liabilities:
Accounts payable	$10,329	$16,149
Accrued compensation and benefits	9,548	10,657
Accrued expenses	2,335	2,631
Short term lease liabilities	1,580	—
Sales allowances	1,076	548
Accrued severance and other charges	—	234
Income taxes payable	57	710
Deferred revenue	5,843	5,069

Total current liabilities	30,768	35,998

Long-term deferred revenue	1,134	232
Contingent consideration obligations	210	408
Long-term income taxes payable	237	238
Long-term lease payable	2,845	102

Total liabilities	35,194	36,978
Equity:
Vicor Corporation stockholders’ equity:
Capital stock	199,688	193,977
Retained earnings	141,786	129,000
Accumulated other comprehensive loss	(278)	(394)
Treasury stock	(138,927)	(138,927)

Total Vicor Corporation stockholders’ equity	202,269	183,656
Noncontrolling interest	447	434

Total equity	202,716	184,090

Total liabilities and equity	$237,910	$221,068